Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Third Quarter Ended September 30, 2016

•	U.S. GAAP earnings of $34.0 million ($0.28 per share) for the quarter and $101.1 million ($0.84 per share) for the year to date, down (2.9)% and (14.8)%, respectively, compared to 2015 periods

•
Economic net income of $38.0 million ($0.32 per share) for the quarter and $106.2 million ($0.89 per share) for the year to date, a change of 0.3% and (6.2)%, respectively, compared to 2015 periods (excluding the non-recurring performance fee)

•	AUM of $234.2 billion at September 30, 2016, an increase of 10.3% from December 31, 2015, including acquisition of Landmark Partners

•
Net client cash flows (“NCCF”) for the quarter of $(2.6) billion yielding an annualized revenue impact of $(7.5) million; year to date NCCF of $(3.1) billion yielding an annualized revenue impact of $(3.6) million

London - November 2, 2016 - OM Asset Management plc (NYSE: OMAM) reports its results for the third quarter ended September 30, 2016.
“In the third quarter, we were pleased to close our investment in Landmark Partners, which meaningfully enhances the diversity of our product offerings to include a range of actively managed secondary private equity, real estate and real asset investment strategies with broad appeal to institutional investors around the globe,” said Peter L. Bain, OMAM’s President and Chief Executive Officer.  “Looking ahead, we are confident in our Affiliates’ ability to deliver value to their clients.  By maintaining their investment disciplines during a period of challenging performance for active equity managers, our Affiliates are positioned for improved investment results as markets focus on underlying company fundamentals, rather than a search for yield or uncorrelated macroeconomic factors. While our third quarter net client cash flows of $(2.6) billion resulted in a $(7.5) million decrease to annualized revenue this quarter, we are confident that our pipeline of net client cash flows will continue to build over the medium term, as our Affiliates and our Global Distribution team have been very active in search and fundraising activity.”

Mr. Bain concluded, “Our efficient capital structure supports and enhances our growth initiatives and provides ample internal and external liquidity for new investments, as well as additional share repurchases and the funding of our Seed Capital and DTA obligations to our Parent as part of our Managed Separation process.  We continue to enjoy the support of our Parent as it implements its previously announced Managed Separation strategy.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
U.S. GAAP Basis	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Revenue	$170.8	$161.8	5.6%	$476.9	$535.9	(11.0)%
Pre-tax income from cont. ops. attributable to controlling interests	41.7	46.7	(10.7)%	133.7	157.6	(15.2)%
Net income attributable to controlling interests	34.0	35.0	(2.9)%	101.1	118.6	(14.8)%
U.S. GAAP operating margin	24%	27%	(304) bps	26%	28%	(179) bps
Diluted shares outstanding (in millions)	119.7	120.5		119.8	120.5
Diluted earnings per share, $	$0.28	$0.29	(3.4)%	$0.84	$0.98	(14.3)%

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue*	$175.8	$165.9	6.0%	$488.7	$497.0	(1.7)%
Pre-tax economic net income*	49.4	51.0	(3.1)%	140.2	154.2	(9.1)%
Economic net income, excluding non-recurring performance fee*	38.0	37.9	0.3%	106.2	113.2	(6.2)%
ENI diluted EPS, excluding non-recurring performance fee, $*	$0.32	$0.31	3.2%	$0.89	$0.94	(5.3)%
Adjusted EBITDA, excluding non-recurring performance fee*	55.4	53.3	3.9%	151.0	161.2	(6.3)%
ENI operating margin*	37%	37%	(13) bps	35%	37%	(168) bps
Economic net income (including non-recurring performance fee)	38.0	37.9	0.3%	106.2	124.6	(14.8)%
ENI diluted EPS (including non-recurring performance fee), $	$0.32	$0.31	3.2%	$0.89	$1.03	(13.6)%

Other Operational Information
Assets under management at period end ($ in billions)	$234.2	$208.7	12.2%	$234.2	$208.7	12.2%
Net client cash flows ($ in billions)	(2.6)	(2.5)	(4.0)%	(3.1)	(1.9)	(63.2)%
Annualized revenue impact of net flows ($ in millions)	(7.5)	0.7	n/m	(3.6)	25.5	n/m
*Excludes impact of the non-recurring performance fee in 2015. For a detailed discussion of this fee, please refer to the Company's Form 10-K filed March 15, 2016.
Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Assets Under Management and Flows

At September 30, 2016, OMAM’s total assets under management (“AUM”) were $234.2 billion, up $15.4 billion, or 7.0%, compared to $218.8 billion at June 30, 2016, and up $25.5 billion, or 12.2%, compared to $208.7 billion at September 30, 2015. The increase in AUM during the three months ended September 30, 2016 reflects the addition of $8.8 billion from the investment in Landmark Partners and net market appreciation of $9.2 billion, offset by net outflows of $(2.6) billion.

For the three months ended September 30, 2016, OMAM’s net flows were $(2.6) billion compared to $(2.9) billion for the three months ended June 30, 2016 and $(2.5) billion for the three months ended September 30, 2015.  Hard asset disposals of $(1.0) billion, $(1.0) billion, and $(0.9) billion are reflected in the net flows for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively. Inflows in the three months ended September 30, 2016 of $6.5 billion compared to $4.1 billion in the second quarter of 2016 and $6.2 billion in the third quarter of 2015, and include increases in global/non-US equities. For the three months ended September 30, 2016, the annualized revenue impact of the net flows was $(7.5) million, which compares to $(3.4) million for the three months ended June 30, 2016 and $0.7 million for the three months ended September 30, 2015 (see “Definitions and Additional Notes”). Gross inflows of $6.5 billion yielded approximately 42 bps, while gross outflows and hard asset disposals of $(9.1) billion in the same period yielded approximately 38 bps.  The annualized revenue impact of net flows do not reflect the acquisition of Landmark Partners.

For the nine months ended September 30, 2016, OMAM’s net flows were $(3.1) billion compared to $(1.9) billion for the nine months ended September 30, 2015. Net client cash flows before hard asset disposals were $0.2 billion, compared to $(0.5) billion in the prior year. For the nine months ended September 30, 2016, the annualized revenue impact of the net flows was $(3.6) million compared to $25.5 million for the nine months ended September 30, 2015. Gross inflows of $20.0 billion in the nine months ended September 30, 2016 yielded an average of 41 bps compared to 46 bps in the year-ago period while gross outflows and hard asset disposals of $(23.1) billion yielded 37 bps in the nine months ended September 30, 2016 compared to 31 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Beginning AUM	$218.8	$218.0	$226.6	$212.4	$220.8
Gross inflows	6.5	4.1	6.2	20.0	20.7
Gross outflows	(8.1)	(6.0)	(7.8)	(19.8)	(21.2)
Net flows before hard asset disposals	(1.6)	(1.9)	(1.6)	0.2	(0.5)
Hard asset disposals	(1.0)	(1.0)	(0.9)	(3.3)	(1.4)
Net flows	(2.6)	(2.9)	(2.5)	(3.1)	(1.9)
Market appreciation	9.2	3.7	(15.4)	16.0	(10.9)
Acquisition of Affiliates	8.8	—	—	8.8	—
Other*	—	—	—	0.1	0.7
Ending AUM	$234.2	$218.8	$208.7	$234.2	$208.7

Basis points: inflows	41.5	46.4	45.6	40.8	46.1
Basis points: outflows	37.9	32.1	31.6	36.9	30.9
Annualized revenue impact of net flows ($ in millions)	$(7.5)	$(3.4)	$0.7	$(3.6)	$25.5
Derived average weighted NCCF ($ in billions)	(2.1)	(1.0)	0.2	(1.0)	7.4
* “Other” in 2015 primarily relates to an Affiliate’s purchase of a joint venture and other Fund disposals. In 2016, “Other” reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of September 30, 2016 and December 31, 2015 are provided in Table 3 below. In July 2016, the Company raised $400.0 million of senior notes, consisting of $275.0 million of 4.80% senior notes due 2026 and $125.0 million of 5.125% senior notes due 2031. The annual reported interest expense related to these bonds will be approximately $23.7 million, including $19.6 million of cash interest expense and $4.1 million of non-cash amortization of fees and losses related to an interest rate hedge. Proceeds from the debt offerings were primarily used to fund the $242.4 million investment in Landmark Partners, purchase seed capital investments from the Company’s Parent (see below) and pay down $50.0 million on the Company’s outstanding line of credit; no debt is currently outstanding on this $350 million facility. At September 30, 2016, the Company had third party borrowings of $392.2 million (net of discount and fees on $400.0 million face value of debt) and shareholders’ equity (attributable to controlling interests) of $213.2 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 1.9x, in line with the Company’s target debt to trailing twelve months Adjusted EBITDA ratio of 1.75-2.25x. Of the Company’s cash and cash equivalents of $151.3 million at September 30, 2016, $76.4 million was held at Affiliates, $0.5 million was at consolidated Funds and $74.4 million was available at the Company.

In September 2016, the Company purchased approximately $39.6 million of seed investments from Old Mutual plc (the “Parent”) under the terms of the Seed Capital Agreement, as amended. As of September 30, 2016, the Company managed approximately $90 million of seed capital provided by the Parent. The Company intends to purchase all remaining seed capital investments covered by the Seed Capital Agreement on or around June 30, 2017. Additional information on the amended Seed Capital Agreement can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	September 30, 2016		December 31, 2015
Assets
Cash and cash equivalents*	$151.3		$135.9
Investment advisory fees receivable	159.8		151.8
Investments	239.3		202.6
Other assets	751.2		523.8
Assets of consolidated Funds	36.4		—
Total assets	$1,338.0		$1,014.1

Liabilities and equity
Accounts payable and accrued expenses	$155.4		$179.7
Due to related parties	195.3		222.9
Third party borrowings	392.2		90.0
Other liabilities	370.1		355.6
Liabilities of consolidated Funds	5.2		—
Total liabilities	1,118.2		848.2

Total equity	219.8		165.9
Total liabilities and equity	$1,338.0		$1,014.1

Third party borrowings / trailing twelve months Adjusted EBITDA	1.9	x	0.4	x
* Includes cash at consolidated Funds of $0.5 and $0.0
Consolidated funds represent certain seed investments purchased from Old Mutual plc.
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of September 30, 2016, June 30, 2016, December 31, 2015 and September 30, 2015. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
1-Year	35%	36%	60%	68%
3-Year	69%	63%	83%	84%
5-Year	69%	72%	92%	93%

	Equal-Weighted
	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
1-Year	50%	50%	72%	73%
3-Year	75%	75%	83%	82%
5-Year	76%	80%	88%	90%

	Asset-Weighted
	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
1-Year	34%	33%	72%	61%
3-Year	58%	51%	73%	75%
5-Year	58%	60%	91%	95%
Please see “Definitions and Additional Notes”

As of September 30, 2016, assets representing 35%, 69% and 69% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 36%, 63% and 72% at June 30, 2016; 60%, 83% and 92% at December 31, 2015; and 68%, 84% and 93% at September 30, 2015. The decline in investment performance during 2016, particularly on a 1-year basis, reflects a market environment which has been challenging for most active value managers, like our equity-oriented Affiliates, who are focused on fundamental valuation. Record low interest rates have driven up prices for yield-oriented securities, which are typically underweight in our value portfolios, and have also kept demand for financial securities, a large part of many value portfolios, low relative to other sectors.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended September 30, 2016 and 2015, diluted earnings per share was $0.28 and $0.29, respectively, a decrease of (3.4)% and net income was $34.0 million and $35.0 million, respectively, a decrease of $(1.0) million, or (2.9)%.  For the three months ended September 30, 2016, compared to the three months ended September 30, 2015, U.S. GAAP revenue increased $9.0 million, or 5.6%, from $161.8 million to $170.8 million, primarily as a result of the impact of the Landmark acquisition in August 2016. Expenses increased $11.8 million, or 9.9%, from $118.8 million for the three months ended September 30, 2015, to $130.6 million for the three months ended September 30, 2016, primarily due to increases in fixed compensation and benefits, amortization of non-cash compensation and general and administrative expense as a result of the Landmark transaction, offset by a decrease in the revaluation of Affiliate equity and profit interests. As it relates to the Landmark transaction, under U.S. GAAP the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units will also be revalued each quarter, with any change recorded in that period as an adjustment to compensation expense.

For the nine months ended September 30, 2016 and 2015, diluted earnings per share was $0.84 and $0.98, respectively, a decrease of (14.3)% and net income was $101.1 million and $118.6 million, respectively, a decrease of $(17.5) million, or (14.8)%.  For the nine months ended September 30, 2016, compared to the nine months ended September 30, 2015, U.S. GAAP revenue decreased $(59.0) million, or (11.0)%, from $535.9 million to $476.9 million, primarily as a result of a non-recurring performance fee of $48.1 million in the second quarter of 2015 compared to net negative performance fees of $(1.9) million in the nine months ended September 30, 2016. Expenses decreased $(33.9) million, or (8.8)%, from $385.6 million for the nine months ended September 30, 2015, to $351.7 million for the nine months ended September 30, 2016, primarily as a result of decreases in both variable compensation, including compensation related to the non-recurring performance fee, and the revaluation of Affiliate equity and profit interests.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Management fees	$171.8	$158.4	8.5%	$478.5	$480.2	(0.4)%
Performance fees	(1.1)	3.3	n/m	(1.9)	55.5	n/m
Other revenue	0.1	0.1	—%	0.3	0.2	50.0%
Total revenue	170.8	161.8	5.6%	476.9	535.9	(11.0)%
Compensation and benefits (see Table 6)	100.0	93.7	6.7%	272.1	314.5	(13.5)%
General and administrative	27.2	23.3	16.7%	71.7	66.0	8.6%
Amortization and impairment of acquired intangibles	0.9	—	n/m	1.0	0.1	900.0%
Depreciation and amortization	2.5	1.8	38.9%	6.9	5.0	38.0%
Total expenses	130.6	118.8	9.9%	351.7	385.6	(8.8)%
Operating income	40.2	43.0	(6.5)%	125.2	150.3	(16.7)%
Investment income	5.6	4.2	33.3%	13.6	9.3	46.2%
Interest income	0.3	0.1	200.0%	0.3	0.2	50.0%
Interest expense	(4.4)	(0.6)	633.3%	(5.4)	(2.2)	145.5%
Income from continuing operations before taxes	41.7	46.7	(10.7)%	133.7	157.6	(15.2)%
Income tax expense	7.3	12.7	(42.5)%	33.8	40.9	(17.4)%
Income from continuing operations	34.4	34.0	1.2%	99.9	116.7	(14.4)%
Gain (loss) on disposal of discontinued operations, net of tax	(0.4)	1.0	n/m	1.2	1.9	(36.8)%
Net income attributable to controlling interests	$34.0	$35.0	(2.9)%	$101.1	$118.6	(14.8)%
Earnings per share, basic, $	$0.28	$0.29	(3.4)%	$0.84	$0.98	(14.3)%
Earnings per share, diluted, $	0.28	0.29	(3.4)%	0.84	0.98	(14.3)%
Basic shares outstanding (in millions)	119.3	120.0		119.6	120.0
Diluted shares outstanding (in millions)	119.7	120.5		119.8	120.5

U.S. GAAP operating margin	24%	27%	(304) bps	26%	28%	(179) bps
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Fixed compensation and benefits(1)	$36.3	$32.6	11.3%	$105.7	$97.9	8.0%
Sales-based compensation	4.3	5.1	(15.7)%	13.5	15.0	(10.0)%
Variable compensation(2)	45.7	44.0	3.9%	124.1	159.6	(22.2)%
Affiliate key employee distributions(3)	11.3	9.3	21.5%	28.8	28.0	2.9%
Non-cash key employee-owned equity revaluations	(6.4)	2.7	n/m	(8.8)	14.0	n/m
Acquisition-related consideration and pre-acquisition employee equity(4)	8.8	—	n/m	8.8	—	n/m
Total U.S. GAAP compensation expense	$100.0	$93.7	6.7%	$272.1	$314.5	(13.5)%
(1) For the nine months ended September 30, 2015, $97.5 million, of fixed compensation and benefits expense (of the $97.9 million above) is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee

(2) For the nine months ended September 30, 2015, $132.0 million of variable compensation expense (of the $159.6 million above) is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee

(3) Agrees to ENI Affiliate key employee distributions
(4) Reflects $8.8 million of amortization of contingent purchase price and equity owned by employees, both with a service requirement, associated with the Landmark acquisition
Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended September 30, 2016 and 2015, diluted economic net income per share was $0.32 and $0.31, respectively, on economic net income of $38.0 million and $37.9 million, respectively, an increase of $0.1 million, or 0.3%.

For the nine months ended September 30, 2016 and 2015, diluted economic net income per share, excluding the 2015 non-recurring performance fee, was $0.89 and $0.94, respectively, on economic net income of $106.2 million and $113.2 million, respectively, a decrease of $(7.0) million, or (6.2)%.  In the third quarter of 2016, the Company began making additional disclosures and refined its definition of economic net income to better reflect the economics of transactions which closed in the quarter, including the purchase of seed capital from its Parent and the investment in Landmark Partners. Please see the definition of economic net income in the “Definitions and Additional Notes,” and Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

For the three months ended September 30, 2016 and 2015, ENI revenue (see Table 8) increased $9.9 million or 6.0%, from $165.9 million to $175.8 million, including an 8.5% increase in management fees from $158.4 million to $171.8 million, driven by positive markets and incremental revenue from the Landmark acquisition. Average assets under management in those respective periods, excluding equity-accounted Affiliates (see Table 12), increased 3.9% to $195.8 billion, while the bps yield on these assets increased from 33.3 bps to 34.9 bps, partially due to the impact of the higher yield on alternative assets acquired in the Landmark transaction. Performance fee revenue was $(1.1) million for the current quarter, compared to $3.3 million in the year-ago quarter, as a result of under-performance versus investment benchmarks and management fee adjustments in certain sub-advisory accounts. Total ENI operating expenses (see Table 9) grew 9.5%, to $65.9 million, from $60.2 million in the prior-year quarter. Total operating expenses as a percentage of management fee revenue of 38.4% remained relatively stable compared to the prior year period. Of the $5.7 million increase in operating expense between the three months ended September 30, 2016 and 2015, $3.7 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition as well as new hires and annual cost of living increases and $1.3 million was attributable to increases in general and administrative expense, which rose 5.0% over the 2015 period, primarily reflecting the impact of Landmark. Total variable compensation increased 1.8% quarter-over-quarter from $44.9 million to $45.7 million, while the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased to 41.6% from 42.5%, as earnings before variable compensation grew and the Company realized scale benefits from the Landmark transaction. OMAM’s ENI operating margin remained stable between periods at 36.5%. Affiliate key employee distributions increased 21.5% quarter-over-quarter, from $9.3 million to $11.3 million, due to higher ENI operating earnings and the impact of the Landmark acquisition. The ratio of Affiliate key employee distributions over ENI operating earnings was 17.6%, compared to 15.3% in the year-ago quarter, as Landmark employees’ continued ownership of 40% of their business increased the Company’s overall ratio. Net interest expense was $3.5 million for the three months ended September 30, 2016, compared to net interest expense of $0.5 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. Tax on economic net income for the three months ended September 30, 2016 and 2015 was $11.4 million and $13.1 million, respectively, a decrease of $(1.7) million or (13.0)%, reflecting a decrease in pre-tax profits, coupled with additional tax benefits associated with the acquisition of Landmark Partners.

For the three months ended September 30, 2016, Adjusted EBITDA was $55.4 million, up 3.9% compared to $53.3 million for the same period of 2015 (excluding the non-recurring performance fee). See Table 22 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

For the nine months ended September 30, 2016 and 2015, ENI revenue (see Table 8) decreased $(8.3) million or (1.7)%, from $497.0 million to $488.7 million, driven primarily by a $(9.3) million decrease in net performance fees, from $7.4 million for the nine months ended September 30, 2015 to $(1.9) million for the nine months ended September 30, 2016, as a result of under-performance versus investment benchmarks and management fee adjustments in certain sub-advisory accounts. The Company also had a (0.4)% decrease in management fees from $480.2 million to $478.5 million, driven principally by a decline in average assets under management in U.S. equity and fixed income in those respective periods. Excluding equity-accounted Affiliates (see Table 12), average AUM decreased (2.8)% to $187.1 billion, while the bps yield on these assets rose from 33.4 bps to 34.2 bps primarily due to an increase in the mix of higher fee rate products and partially due to the impact of the higher yield on alternative assets acquired in the Landmark transaction. Total ENI operating expenses (see Table 9) grew 6.0% to $191.7 million, from $180.8 million in the prior-year period. Total operating expenses as a percentage of management fee revenue increased to 40.1% for the nine months ended September 30, 2016, from 37.7% in the prior year period, due to a 6.0% increase in operating expenses, while management fee revenue period-over-period was substantially unchanged. Of the $10.9 million increase in operating expense between the nine months ended September 30, 2016 and 2015, $8.2 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition, hires made in 2015 and annual cost of living increases. Total variable compensation decreased (6.0)% period-over-period from $132.0 million to $124.1 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) remained relatively stable at 41.8% compared to 41.7% in the prior year period. The sum of operating expense and variable compensation increased $3.0 million, or 1.0% period-over-period, while revenue also decreased (1.7)% over this period, resulting in a decline in OMAM’s ENI operating margin to 35.4% from 37.1%. Affiliate key employee distributions increased 2.9% period-over-period, from $28.0 million to $28.8 million, due to the effect of the Landmark transaction, offset by lower ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 16.7%, compared to 15.2% in the year-ago period, primarily due to the allocation of performance fee revenue in 2015 and the impact of Landmark. Net interest expense was $3.9 million for the nine months ended September 30, 2016, compared to net interest expense of $2.0 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes.

For the nine months ended September 30, 2016, Adjusted EBITDA was $151.0 million, down (6.3)% compared to $161.2 million for the same period of 2015 (excluding the non-recurring performance fee). See Table 22 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended September 30,		Nine Months Ended September 30,
		2016	2015	2016	2015
U.S. GAAP net income attributable to controlling interests		$34.0	$35.0	$101.1	$118.6
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	(6.4)	2.7	(8.8)	14.0
ii.	Amortization and impairment of goodwill, acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	9.7	—	9.8	0.1
iii.	Capital transaction costs	4.4	1.6	6.1	1.6
iv.	Seed/Co-investment (gains) losses and financings(1)	0.2	—	(0.5)	—
v.	Tax benefit of goodwill and acquired intangibles deductions	1.7	0.6	3.0	1.9
vi.	Discontinued operations and restructuring	0.4	(1.0)	(1.2)	(1.9)
vii.	ENI tax normalization	(2.9)	0.7	(0.7)	(3.4)
Tax effect of above adjustments, as applicable(2)		(3.1)	(1.7)	(2.6)	(6.3)
Economic net income (including the non-recurring performance fee)		38.0	37.9	106.2	124.6
Non-recurring performance fee, net(3)		—	—	—	(11.4)
Economic net income, excluding the non-recurring performance fee		$38.0	$37.9	$106.2	$113.2
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs
(2) Reflects the sum of lines i., ii., iii. and iv. multiplied by the 40.2% U.S. statutory tax rate (including state tax).
(3) In the second quarter of 2015, the Company recorded a non-recurring gross performance fee of $48.1 million. The $11.4 million represented the net amount accruing to OMAM after Affiliate contractual variable compensation, other directly related expenses, and the tax effect of the non-recurring performance fee calculated using a 40.2% tax rate

See Table 18 for a per-share presentation of the above reconciliation
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI revenue

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Management fees	$171.8	$158.4	8.5%	$478.5	$480.2	(0.4)%
Performance fees	(1.1)	3.3	n/m	(1.9)	7.4	n/m
Other income, including equity-accounted Affiliates	5.1	4.2	21.4%	12.1	9.4	28.7%
ENI revenue	$175.8	$165.9	6.0%	$488.7	$497.0	(1.7)%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI operating expense

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Fixed compensation & benefits	$36.3	$32.6	11.3%	$105.7	$97.5	8.4%
General and administrative expenses	27.1	25.8	5.0%	79.1	78.3	1.0%
Depreciation and amortization	2.5	1.8	38.9%	6.9	5.0	38.0%
ENI operating expense	$65.9	$60.2	9.5%	$191.7	$180.8	6.0%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense
Please see “Definitions and Additional Notes”

The following tables show our key non-GAAP operating metrics for the three and nine months ended September 30, 2016 and 2015. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Numerator: ENI operating earnings*	$64.2	$60.8	5.6%	$172.9	$184.2	(6.1)%
Denominator: ENI revenue	$175.8	$165.9	6.0%	$488.7	$497.0	(1.7)%
ENI operating margin	36.5%	36.6%	(13) bps	35.4%	37.1%	(168) bps

Numerator: ENI operating expense	$65.9	$60.2	9.5%	$191.7	$180.8	6.0%
Denominator: ENI management fee revenue	$171.8	$158.4	8.5%	$478.5	$480.2	(0.4)%
ENI operating expense ratio	38.4%	38.0%	35 bps	40.1%	37.7%	241 bps

Numerator: ENI variable compensation**	$45.7	$44.9	1.8%	$124.1	$132.0	(6.0)%
Denominator: ENI earnings before variable compensation***	$109.9	$105.7	4.0%	$297.0	$316.2	(6.1)%
ENI variable compensation ratio	41.6%	42.5%	(90) bps	41.8%	41.7%	4 bps

Numerator: Affiliate key employee distributions	$11.3	$9.3	21.5%	$28.8	$28.0	2.9%
Denominator: ENI operating earnings*	$64.2	$60.8	5.6%	$172.9	$184.2	(6.1)%
ENI Affiliate key employee distributions ratio	17.6%	15.3%	231 bps	16.7%	15.2%	146 bps

Numerator: Tax on economic net income	$11.4	$13.1	(13.0)%	$34.0	$41.0	(17.1)%
Denominator: Pre-tax economic net income	$49.4	$51.0	(3.1)%	$140.2	$154.2	(9.1)%
Economic net income effective tax rate	23.1%	25.7%	(261) bps	24.3%	26.6%	(234) bps
* ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
** Excludes variable compensation associated with the non-recurring performance fee.
*** ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Recent Events

None.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.08 per share payable on December 30, 2016 to shareholders of record as of the close of business on December 16, 2016.

About OMAM

OMAM is a global, multi-boutique asset management company with $234.2 billion of assets under management as of September 30, 2016. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2016 and the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2016. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on November 2, 2016. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (877) 201-0168
International Dial-in Number:        (647) 788-4901
Conference ID:                79771803
Link to Webcast:
http://event.on24.com/r.htm?e=1264710&s=1&k=813908C191CF8D44F0BE28132970F38F

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                79771803

Financial Tables

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
U.S. equity
Beginning balance	$78.6	$78.6	$85.4	$76.9	$87.3
Gross inflows	1.3	1.0	1.3	5.4	4.5
Gross outflows	(4.2)	(3.5)	(4.9)	(10.1)	(11.5)
Net flows	(2.9)	(2.5)	(3.6)	(4.7)	(7.0)
Market appreciation (depreciation)	2.8	2.5	(6.7)	5.8	(5.2)
Other	—	—	—	0.5	—
Ending balance	$78.5	$78.6	$75.1	$78.5	$75.1
Average AUM	$79.2	$79.1	$80.8	$77.9	$84.0

Global / non-U.S. equity
Beginning balance	$89.0	$88.3	$90.7	$84.8	$84.0
Gross inflows	3.8	2.2	3.3	10.2	10.9
Gross outflows	(3.0)	(1.5)	(2.0)	(6.9)	(6.9)
Net flows	0.8	0.7	1.3	3.3	4.0
Market appreciation (depreciation)	5.7	—	(9.6)	7.0	(6.2)
Other	—	—	—	0.4	0.6
Ending balance	$95.5	$89.0	$82.4	$95.5	$82.4
Average AUM	$93.1	$88.9	$86.9	$88.5	$87.6

Fixed income
Beginning balance	$14.3	$14.1	$14.8	$13.8	$15.2
Gross inflows	0.4	0.3	0.3	0.9	1.2
Gross outflows	(0.6)	(0.6)	(0.5)	(1.8)	(1.5)
Net flows	(0.2)	(0.3)	(0.2)	(0.9)	(0.3)
Market appreciation (depreciation)	0.3	0.5	0.1	1.5	(0.2)
Ending balance	$14.4	$14.3	$14.7	$14.4	$14.7
Average AUM	$14.3	$14.2	$14.8	$14.1	$15.1

Alternative, real estate & timber
Beginning balance	$36.9	$37.0	$35.7	$36.9	$34.3
Gross inflows	1.0	0.6	1.3	3.5	4.1
Gross outflows	(0.3)	(0.4)	(0.4)	(1.0)	(1.3)
Hard asset disposals	(1.0)	(1.0)	(0.9)	(3.3)	(1.4)
Net flows	(0.3)	(0.8)	—	(0.8)	1.4
Market appreciation	0.4	0.7	0.8	1.7	0.7
Acquisition of Affiliates	8.8	—	—	8.8	—
Other	—	—	—	(0.8)	0.1
Ending balance	$45.8	$36.9	$36.5	$45.8	$36.5
Average AUM	$41.5	$37.0	$36.1	$38.7	$35.5

Total
Beginning balance	$218.8	$218.0	$226.6	$212.4	$220.8
Gross inflows	6.5	4.1	6.2	20.0	20.7
Gross outflows	(8.1)	(6.0)	(7.8)	(19.8)	(21.2)
Hard asset disposals	(1.0)	(1.0)	(0.9)	(3.3)	(1.4)
Net flows	(2.6)	(2.9)	(2.5)	(3.1)	(1.9)
Market appreciation (depreciation)	9.2	3.7	(15.4)	16.0	(10.9)
Acquisition of Affiliates	8.8	—	—	8.8	—
Other	—	—	—	0.1	0.7
Ending balance	$234.2	$218.8	$208.7	$234.2	$208.7
Average AUM	$228.1	$219.2	$218.6	$219.2	$222.2

Basis points: inflows	41.5	46.4	45.6	40.8	46.1
Basis points: outflows	37.9	32.1	31.6	36.9	30.9
Annualized revenue impact of net flows (in millions)	$(7.5)	$(3.4)	$0.7	$(3.6)	$25.5
Derived average weighted NCCF	(2.1)	(1.0)	0.2	(1.0)	7.4
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Nine Months Ended
	September 30, 2016		June 30, 2016		September 30, 2015		September 30, 2016		September 30, 2015
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$50.1	25	$50.0	25	$52.9	26	$147.5	25	$156.9	25
Global/non-U.S. equity	96.6	42	92.8	42	89.5	41	277.0	42	274.9	42
Fixed income	7.5	21	7.2	20	7.7	21	21.9	21	24.2	21
Alternative, real estate & timber	50.8	49	40.5	44	39.9	44	130.6	45	114.9	43
Weighted average fee rate on average AUM	$205.0	35.7	$190.5	35.0	$190.0	34.5	$577.0	35.2	$570.9	34.4
Less: Revenue from equity-accounted Affiliates	(33.2)		(33.4)		(31.6)		(98.5)		(90.7)
Management fee revenue	$171.8	34.9	$157.1	33.8	$158.4	33.3	$478.5	34.2	$480.2	33.4
Average AUM	$228.1		$219.2		$218.6		$219.2		$222.2
Average AUM excluding equity-accounted Affiliates	195.8		186.8		188.5		187.1		192.5
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
U.S. equity, small/smid cap	$7.3	$7.1	$6.9	$6.9
U.S. equity, mid cap value	9.6	9.6	9.5	9.1
U.S. equity, large cap value	58.5	58.8	57.4	56.3
U.S. equity, core/blend	3.1	3.1	3.1	2.8
Total U.S. equity	78.5	78.6	76.9	75.1
Global equity	31.4	30.8	29.4	28.2
International equity	41.8	37.8	37.0	34.1
Emerging markets equity	22.3	20.4	18.4	20.1
Total global/non-U.S. equity	95.5	89.0	84.8	82.4
Fixed income	14.4	14.3	13.8	14.7
Alternative, real estate & timber	45.8	36.9	36.9	36.5
Total assets under management	$234.2	$218.8	$212.4	$208.7
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
Acadian Asset Management	$74.5	$70.5	$66.8	$66.4
Barrow, Hanley, Mewhinney & Strauss	90.8	90.2	89.2	88.1
Campbell Global	4.9	4.9	6.3	6.5
Copper Rock Capital Partners	5.3	4.9	4.7	4.1
Heitman*	30.2	30.3	29.1	28.3
Investment Counselors of Maryland*	1.7	1.9	1.8	1.7
Landmark Partners	8.8	n/a	n/a	n/a
Thompson, Siegel & Walmsley	18.0	16.1	14.5	13.6
Total assets under management	$234.2	$218.8	$212.4	$208.7
*Equity-accounted Affiliates
n/a - not an Affiliate of our Company as of the date indicated
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	September 30, 2016		June 30, 2016		December 31, 2015		September 30, 2015
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$72.7	31.0%	$71.5	32.7%	$69.0	32.5%	$67.4	32.3%
Corporate / Union	48.5	20.7%	43.8	20.0%	42.9	20.2%	41.5	19.9%
Public / Government	75.8	32.4%	69.6	31.8%	68.9	32.4%	68.9	33.0%
Endowment / Foundation	4.7	2.0%	4.6	2.1%	4.4	2.1%	4.2	2.0%
Old Mutual Group	3.7	1.6%	3.6	1.6%	3.6	1.7%	3.6	1.7%
Commingled Trust/UCITS	18.5	7.9%	15.7	7.2%	14.0	6.6%	13.9	6.7%
Mutual Fund	1.9	0.8%	2.3	1.1%	2.5	1.2%	2.5	1.2%
Other	8.4	3.6%	7.7	3.5%	7.1	3.3%	6.7	3.2%
Total Assets Under Management	$234.2		$218.8		$212.4		$208.7
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	September 30, 2016		June 30, 2016		December 31, 2015		September 30, 2015
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$187.2	79.9%	$175.0	80.0%	$171.8	80.9%	$167.6	80.3%
Europe	16.1	6.9%	14.6	6.7%	14.1	6.6%	14.1	6.8%
Asia	12.3	5.3%	12.1	5.5%	11.8	5.6%	11.7	5.6%
Middle East	0.1	—%	0.3	0.1%	0.3	0.1%	1.7	0.8%
Australia	7.4	3.2%	6.8	3.1%	6.1	2.9%	5.4	2.6%
Other	11.1	4.7%	10.0	4.6%	8.3	3.9%	8.2	3.9%
Total Assets Under Management	$234.2		$218.8		$212.4		$208.7
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2013	Q1	$3.0	$11.6	34.6	$3.4
	Q2	3.2	8.6	33.4	2.6
	Q3	1.0	5.8	33.4	1.7
	Q4	3.3	16.5	33.5	4.9
2014	Q1	(1.0)	(3.0)	33.7	(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
	Q4	(3.2)	(6.6)	34.7	(1.9)
2016	Q1	2.4	7.3	34.7	2.1
	Q2	(2.9)	(3.4)	35.0	(1.0)
	Q3	(2.6)	(7.5)	35.7	(2.1)
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended September 30,		Nine Months Ended September 30,
		2016	2015	2016	2015
U.S. GAAP net income per share		$0.28	$0.29	$0.84	$0.98
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	(0.05)	0.02	(0.07)	0.12
ii.	Amortization and impairment of goodwill, acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.08	—	0.08	—
iii.	Capital transaction costs	0.04	0.01	0.05	0.01
iv.	Seed/Co-investment (gains) losses and financing	—	—	—	—
v.	Tax benefit of goodwill and acquired intangibles deductions	0.01	—	0.03	—
vi.	Discontinued operations and restructuring	—	(0.01)	(0.01)	(0.02)
vii.	ENI tax normalization	(0.02)	0.01	(0.01)	(0.01)
Tax effect of above adjustments, as applicable		(0.02)	(0.01)	(0.02)	(0.05)
Economic net income per share (including the non-recurring performance fee)		$0.32	$0.31	$0.89	$1.03
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP revenue to ENI revenue

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
U.S. GAAP revenue	$170.8	$161.8	$476.9	$535.9
Include investment return on equity-accounted Affiliates	5.0	4.1	11.8	9.3
Exclude the non-recurring performance fee	—	—	—	(48.1)
Other	—	—	—	(0.1)
ENI revenue	$175.8	$165.9	$488.7	$497.0
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP operating expense to ENI operating expense

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
U.S. GAAP operating expense	$130.6	$118.8	$351.7	$385.6
Less: items excluded from economic net income
Acquisition-related consideration and pre-acquisition employee equity(1)	(8.8)	—	(8.8)	—
Non-cash Affiliate key employee equity revaluations	6.4	(2.7)	8.8	(14.0)
Amortization of acquired intangible assets	(0.9)	—	(1.0)	(0.1)
Capital transaction costs	(4.4)	(1.6)	(6.1)	(1.6)
Other items excluded from ENI(2)	—	(1.0)	—	(1.1)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation and other adjustments(3)	(45.7)	(44.0)	(124.1)	(160.0)
Affiliate key employee distributions	(11.3)	(9.3)	(28.8)	(28.0)
ENI operating expense	$65.9	$60.2	$191.7	$180.8
Please see “Definitions and Additional Notes”
(1) Reflects $8.8 million of amortization of contingent purchase price and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
(2) Other items include expenses (excluding compensation) associated with the non-recurring performance fee in 2015.
(3) For the nine months ended September 30, 2015, $132.0 million of variable compensation expense (of the $160.0 million above) is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee and also includes fixed compensation and benefits associated with the non-recurring performance fee in 2015 of $0.4 million.

Table 21: Components of seed/co-investment (gains) losses and financing

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Seed/Co-investment gains (losses)	$0.6	$—	$1.8	$—
Financing costs:
Seed/Co-investment average balance	72.0	3.1	69.9	1.7
Blended interest rate*	4.7%	1.5%	2.5%	1.5%
Financing costs	(0.8)	—	(1.3)	—
Net seed/co-investment gains (losses) and financing	$(0.2)	$—	$0.5	$—
* Prior to the July 2016 bond issuances, the blended interest rate was based on the Company’s interest rate on its revolving credit facility. Subsequent to the 2016 bond issuance, and going forward, the blended rate is based on the weighted average rate of the long-term debt, unless there is alternative funding directly allocated to the seed capital.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to controlling interests	$34.0	$35.0	$101.1	$118.6
Net interest expense	4.1	0.5	5.1	2.0
Income tax expense (including tax expenses related to the non-recurring performance fee and discontinued operations)	8.4	13.3	35.5	42.1
Depreciation and amortization	2.4	1.8	6.9	5.0
EBITDA	$48.9	$50.6	$148.6	$167.7
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	(6.4)	2.7	(8.8)	14.0
EBITDA of discontinued operations	(0.7)	(1.6)	(2.9)	(3.0)
Amortization and impairment of goodwill, acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	9.7	—	9.8	—
(Gain) loss on seed and co-investments	(0.6)	—	(1.8)	—
Non-recurring performance fee before tax	—	—	—	(19.1)
Capital transaction costs	4.4	1.6	6.1	1.6
Other	0.1	—	—	—
Adjusted EBITDA, excluding non-recurring performance fee	$55.4	$53.3	$151.0	$161.2
Net interest expense to third parties	(3.5)	(0.5)	(3.9)	(2.0)
Depreciation and amortization	(2.5)	(1.8)	(6.9)	(5.0)
Tax on economic net income	(11.4)	(13.1)	(34.0)	(41.0)
Economic net income, excluding non-recurring performance fee	$38.0	$37.9	$106.2	$113.2
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Pre-tax economic net income(1)	$49.4	$51.0	$140.2	$154.2
Intercompany interest expense deductible for U.S. tax purposes	(18.9)	(17.9)	(54.3)	(53.1)
Taxable economic net income	30.5	33.1	85.9	101.1
Taxes at the U.S. federal and state statutory rates(2)	(12.2)	(13.3)	(34.5)	(40.6)
Other reconciling tax adjustments	0.8	0.2	0.5	(0.4)
Tax on economic net income	(11.4)	(13.1)	(34.0)	(41.0)
Add back intercompany interest expense previously excluded	18.9	17.9	54.3	53.1
Economic net income, excluding the non-recurring performance fee	$38.0	$37.9	$106.2	$113.2
Economic net income effective tax rate(3)	23.1%	25.7%	24.3%	26.6%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses, and excludes the impact of the non-recurring performance fee in 2015.
(2) Taxed at U.S. Federal and State statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc. OMAM operates its business through eight boutique asset management firms (the “Affiliates”). OMAM’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

In the third quarter of 2016, the Company began making incremental disclosures and refined its definition of economic net income in light of transactions which closed in the quarter. Items (iv) and (v) below reflect the breakout of line items which have always been part of the Company’s definition of ENI that have now become more meaningful in light of its purchase of seed capital from its Parent on September 15, 2016 and the acquisition of Landmark Partners as of August 18, 2016. The Company has also added additional explanatory language to item (ii) below in light of the treatment of a portion of the purchase price and non-controlling interests from Landmark Partners as compensation for U.S. GAAP purposes.

The Company re-categorizes certain line items on the income statement to:

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
the results of discontinued operations since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 21 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI Operating Earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI Operating Margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 15% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Annualized Revenue Impact of Net Flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for OMAM overall (i.e. 35.7 bps in Q3 ‘16). For example, NCCF annualized revenue impact of $(7.5) million divided by the average weighted fee rate of OMAM’s overall AUM of 35.7 bps equals the derived average weighted NCCF of $(2.1) billion.

n/m

“Not meaningful.”